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                                                                    EXHIBIT 11.1

                       NEW CENTURY FINANCIAL CORPORATION

        STATEMENT REGARDING COMPUTATION OF PRO FORMA PER SHARE EARNINGS

PRO FORMA PRIMARY EARNINGS PER SHARE
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
                                                        YEAR ENDED
                                                       DECEMBER 31, MARCH 31,
                                                           1996        1997
                                                       ------------ ----------
Computation for Statement of Operations:
  Net earnings per Statement of Operations used in
   Primary Earnings Per Share computation.............  $1,335,000  $2,347,000
Adjustment related to revisions in compensation and
 incentive compensation plan..........................    (142,000)    (88,000)
                                                        ----------  ----------
Net Earnings as Adjusted..............................  $1,193,000  $2,259,000
                                                        ==========  ==========
Weighted Average Number of Shares Outstanding.........  13,892,373  13,892,373
Shares issuable pursuant to the assumption of the
 exercise of warrants and options, as determined by
 the application of the Treasury Stock Method.........     638,066     650,834
                                                        ----------  ----------
Weighted Average Number of Shares Outstanding.........  14,530,439  14,543,207
                                                        ==========  ==========
Pro Forma Primary Earnings Per Share, As Adjusted.....  $     0.08  $     0.16
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Fully diluted earnings per share were not materially different.